Exhibit 3.1

ARTICLES OF INCORPORATION

OF

DON MARCOS TRADING CO.

Article I

Name

The name of the corporation is DON MARCOS TRADING CO.

Article II

Duration

This corporation shall have perpetual existence.

Article III

Purpose

The corporation is formed for the following purposes:

(a)	To engage in the specific business of coffee and cigar sales.

(b)	To carry on any other lawful activity permitted by The Florida General Corporation Act.

Article IV

Capital Stock

This corporation is authorized to issue 100 shares, consisting of one class only, Designated as “Common Stock”, no par value. Each issued and outstanding share shall be entitled to one vote.

Article V

Initial Registered Office and Agent

The street address and the initial principal office of this corporation is 140 Royal Palm Way, #202, Palm Beach, FL 33480. The initial registered agent shall be Peter W. Mettler, Esq., 140 Royal Palm Way, #202, Palm Beach, FL 33480.

Article VI

Initial Board of Directors and Officers

This corporation shall have one director initially. The number of directors may be either increased or diminished from time to time by the bylaws, but shall never be less than one. The name and address of the initial officers and director of this corporation is:

Initial Officers and Director

Earl T. Shannon 140 Royal Palm Way, #202 Palm Beach, FL 33480	President/Secretary/Director

Article VII

Incorporator

The name and address of the person signing these Articles is:

Earl T. Shannon
140 Royal Palm Way, #202
Palm Beach, FL 33480

Article VIII

Powers

This corporation shall have all of the corporate powers enumerated in the Florida General Corporations Act.

IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 11th day of May, 1999.

/s/ Earl T. Shannon Earl T. Shannon

STATE OF FLORIDA

COUNTY OF PALM BEACH

BEFORE ME, the undersigned authority, personally appeared Earl T. Shannon, known to me and known by me to be the person described in and who subscribed to the above Articles of Incorporation and he acknowledged before me that he executed the same Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal in the state and county set forth above, this 11th day of May, 1999.

(SEAL)	KATHLEEN TAMARA RABELLINO NOTARY PUBLIC

MY COMMISSION EXPIRES:
Kathleen Tamara Rabellino Notary Public, State of Florida Commission No CC 587191 My Commission Exp. 10/10/2000 Bonded Through Fl’s Notary Service & Bonding Co.

CERTIFICATE OF DESIGNATION OF
REGISTERED AGENT/REGISTERED OFFICE

Pursuant to the provisions of sections 607.0501 or 617.0501, Florida Statues, the undersigned corporation, organized under the laws of the state of Florida, submits the following statement in designating the registered office/registered agent, in the state of Florida.

1.    The name of the corporation is: DON MARCOS TRADING CO.

2.    The name and address of the registered agent and office is:

Peter W. Mettler, Esq., 140 Royal Palm Way, #202, Palm
Beach, FL 33480

Having been named as registered agent and to accept service of process for the above stated corporation at the place designated in this certificate, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statues relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

SIGNATURE DATE	Peter W. Mettler May 11, 1999

REGISTERED AGENT FILING FEE: $35.00

DIVISION OF CORPORATIONS, P.O. BOX 6327, TALLAHASSEE, FL 32314